UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  March 14, 2018

(Date of earliest event reported)

Timberline Resources Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055

_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 664-4859

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2018, Timberline Resources Corporation (the “Company”) and Randal L. Hardy, the Company’s Chief Financial Officer and Corporate Secretary entered into an employment agreement (the “Hardy Agreement”), with an effective date of December 16, 2016, setting forth the material terms of his employment with the Company.

Pursuant to the terms of the Hardy Agreement, the Company employs Mr. Hardy as a full-time executive employee for an indefinite period of time. No changes were made to Mr. Hardy’s compensation per his previous offer letter as disclosed in the Company’s Current Report on Form 8-K as filed with the Commission on January 11, 2017, which is hereby incorporated by reference.

The Hardy Agreement provides that Mr. Hardy may be terminated (i) without “Cause” upon 90 days written notice, (ii) with “Cause” immediately upon written notice, (iii) for “Good Reason” immediately upon written notice and (iv) without “Good Reason” upon 30 days written notice. “Cause” is as defined in the Hardy Agreement and includes: material breach of the Hardy Agreement by Mr. Hardy, conviction of a crime involving moral turpitude, fraud or misrepresentation, or the commission of such acts by Mr. Hardy, and Mr. Hardy’s inability to fulfill his duties under the Hardy Agreement.  “Good Reason” is as defined in the Hardy Agreement and includes assignment of duties inconsistent with Mr. Hardy’s duties, a reduction of greater than 50% without consent to Mr. Hardy’s employment and base salary (Mr. Hardy’s employment may be reduced by the Company up to 50% of the full-time annual basis, along with a pro-rata reduction in annual salary without evoking termination), a requirement to relocate without Mr. Hardy’s consent, the failure of the Company’s to obtain the assumption of obligations under the Hardy Agreement by any successor or breach of the Hardy Agreement by the Company. The Hardy Agreement also terminates upon retirement, permanent disability or death.

Upon termination without Cause or for Good Reason following a Change in Control of the Company (as defined in the Hardy Agreement) or upon termination due to death or permanent disability, the Company shall: (a) pay Mr. Hardy a severance benefit equal to the product of his full-time (100%) base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, multiplied by a “change in control multiplier” equal to one (1) plus one twelfth (1/12) of the number of full years (up to a maximum of twelve (12) years) that Mr. Hardy was employed by the Company as a full-time employee or full-time contractor since September 2, 2015, (b) pay for health insurance benefits for Mr. Hardy and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Hardy was employed by the Company or until such benefits are paid for by another employer, and (c) pay Mr. Hardy the value of his earned but unused vacation days.

Upon termination without Cause or for Good Reason not following a Change in Control of the Company, the Company shall: (a) pay Mr. Hardy a severance benefit equal his base annual salary immediately preceding his termination, inclusive of any non-equity performance bonus earned in the twelve (12) months preceding termination, (b) pay for health insurance benefits for Mr. Hardy and his eligible family members up to $20,000 per year for a period of one (1) year plus one (1) additional month for each full year that Mr. Hardy was employed by the Company or until such benefits are paid for by another employer, and (c) pay Mr. Hardy the value of his earned but unused vacation days.

Receipt of any severance payments is conditioned upon the execution of a separation agreement and release of claims against the Company.

Upon termination with Cause or without Good Reason, the Company shall on the date of termination pay Mr. Hardy: (a) his earned salary, bonus or other compensation, (b) the value of Mr. Hardy’s earned but unused vacation days and (c) unreimbursed business expenses.

Upon retirement, the Hardy Agreement provides that the Company is not obligated to pay Mr. Hardy a monthly retirement benefit but shall endeavor in good faith to devise and implement a retirement plan for Mr. Hardy and the other employees of the Company.

The Hardy Agreement also contains standard provisions regarding confidentiality, notices, amendments, governing law and jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: March 16, 2018	By:	/s/ Steven A. Osterberg
Steven A. Osterberg Chief Executive Officer